EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc. (Nasdaq:  SVIN)

305 Hilltown Road

Salinas, CA  93908

(831) 455-9990

Contact:	Scott D. Scheid, President and Chief Executive Officer
Mike Thomsen, Chief Financial Officer

For Immediate Release:

March 8, 2006

SCHEID VINEYARDS INC. REPORTS YEAR END RESULTS

COMMENTS ON OUTLOOK FOR 2006

SALINAS, CA, March 8, 2006 – Scheid Vineyards Inc. (Nasdaq:  SVIN) today reported financial results for the year ended December 31, 2005.

Financial Results

Revenues for 2005 totaled $31.2 million, up 32 percent over 2004 revenues of $23.6 million, driven by a record-sized crop. Net income for 2005 was $4.4 million, compared to $1.3 million in 2004. Earnings per share for 2005 was $0.86, compared to $0.25 in 2004.

“California crushed a record 3.74 million tons of grapes in the 2005 harvest, 35 percent more than the 2.77 million crushed in 2004, according to figures released by the California Agricultural Statistics Service,” stated Scott D. Scheid, the Company’s president and chief executive officer. “This makes the 2005 wine grape harvest the biggest in California history. Along with the industry, Scheid Vineyards also had a record year, harvesting approximately 31,700 tons of wine grapes, a 61 percent increase over the 2004 harvest of 19,700 tons. Approximately 64 percent of our 2005 production was sold as grapes. The balance was processed into wine either under wine purchase contracts for customers or for future sale in the bulk wine market.”

Due to the large size of the crop, grape sales revenues for 2005 increased 35 percent to $22.1 million and bulk wine revenues increased 9 percent to $6.2 million. In addition, the Company opened its new winery facility in time for the 2005 harvest and recognized processing revenues for 2005 of approximately $1.4 million.

Gross profit totaled $13.6 million in 2005, an increase of 64 percent compared to gross profit of $8.3 million in 2004. Primarily as a result of the addition of the new winery facility, general and administrative costs increased 17 percent to $5.6 million in 2005, compared to $4.8 million in 2004. Due to an increase in bank borrowings to construct the winery facility, interest expense increased 57 percent to $1.1 million in 2005, compared to $0.7 million in 2004.

Outlook for 2006

“The bumper crop of 2005 was extraordinary,” said Mr. Scheid. “However, it should be cautioned that the size of the crop in the year immediately following a large crop has historically been below average in size. Agriculture is an industry that does experience variability from year to year and it can reasonably be anticipated that crop yields in 2006 will be average to below average.”

The Company also commented on the recently released Preliminary Grape Crush Report which covers the 2005 harvest. The California Department of Food and Agriculture published the Preliminary Grape Crush Report on February 10, 2006, and the Final Grape Crush Report is scheduled to be published on March 10, 2006. This report is published annually and shows prices paid during the previous year’s harvest for grapes purchased for wine, concentrate, juice, vinegar and beverage brandy by California processors. Although historically there have not been significant differences in the pricing data reported in the Preliminary and the Final Grape Crush Reports, it is possible that there may be some adjustments to the Company’s expected 2006 grape prices when the Final Report is published on March 10.

 “During the past few years, the contracted prices we have received that are derived from the Crush Report have declined,” stated Heidi Scheid, Senior Vice President. “Prices for approximately 47 percent of the Company’s current wine grape production are determined utilizing the Final Grape Crush Report. For the harvest of 2006, these preliminary prices show slight decreases for most varieties. The largest of the Company’s acreage is planted in Chardonnay, which shows a price decrease of approximately 2 percent, followed by Cabernet Sauvignon with a price decrease of 2 percent, and Merlot with a price decrease of 3 percent. The past few years have seen the industry trying to cope with an excess supply of certain varieties of grapes and wine. Prior to the 2005 harvest, there were signs that the market for most varieties was coming more into balance. With the impact of the record crop, the over supply problem for certain varieties has been exacerbated and we anticipate that the prices we will receive for grapes which are currently not contracted, representing about 20 percent of anticipated production, could be less than the prices we will receive for contracted grapes for some varietals.”

Scheid Vineyards Inc. (www.scheidvineyards.com) is an independent producer of premium wine grapes and bulk wine. The Company operates approximately 5,700 acres of vineyards, primarily in Monterey County, California. The Company sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wine. The Company also operates a winery with an approximately 11,000 ton processing capability in which the Company produces bulk wine, as well as a small amount of ultra premium wine under its own label.

Note:  This press release contains forward-looking statements concerning pricing expectations for the 2006 harvest. These forward-looking statements can generally be identified as such because the context of the statement will include such words as “believes”, “anticipates”, “expects”, “should be”, or words of similar import. Similarly, statements that describe the Company’s future operating performance, financial results, plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain factors, risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Such factors, risks and uncertainties include, but are not limited to, (i) success in planting, cultivating and harvesting of existing and new vineyards, including the effects of weather conditions, (ii) the success of the Scheid Winery, (iii) the potential effect on the Company’s vineyards of certain diseases, insects and pests, including the glassy-winged sharpshooter, (iv) effects of variances in grape yields and prices from harvest to harvest due to agricultural, market and other factors and relatively fixed farming costs, (v) success in, and the timing of, future acquisitions, if any, of additional properties for vineyard development and related businesses as well as variability in acquisition and development costs, (vi) consumer demand and preferences for the wine grape varieties produced by the Company, (vii) general health and social concerns regarding consumption of wine and spirits, (viii) the size and growth rate of the California wine industry, (ix) seasonality of the wine grape producing business, (x) increases or changes in government regulations regarding environmental impact, water use, labor or consumption of alcoholic beverages, (xi) competition from other producers and wineries, (xii) the Company’s dependence on a small number of clients for the purchase of a substantial portion of the Company’s grape production, (xiii) the availability of financing on terms acceptable to the Company, and (xiv) the Company’s labor relations. These and other factors, risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including but not limited to, our Form 10-KSB and 10-QSB filings. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undo reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

SCHEID VINEYARDS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Year Ended December 31,
	2005	2004
REVENUES:
Grape sales	$22,105	$16,429
Bulk wine sales	6,210	5,658
Winery processing and other revenues	1,446	—
Vineyard management, services and other fees	1,018	1,118
Tasting room revenues	430	419
Total revenues	31,209	23,624
COST OF SALES	17,627	15,372
GROSS PROFIT	13,582	8,252
General and administrative expenses	5,551	4,809
Selling expenses	543	537
Write-down of vineyard improvements	—	78
Interest expense	1,103	660
Investment and interest income	(36)	(61)
Gain on sale of land and equipment	(943)	—
INCOME BEFORE PROVISION FOR INCOME TAXES	7,364	2,229
PROVISION FOR INCOME TAXES	2,957	894
NET INCOME	$4,407	$1,335

NET INCOME PER SHARE:
BASIC	$0.86	$0.25
DILUTED	$0.86	$0.25

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	5,105	5,388
DILUTED	5,146	5,419

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